Exhibit 99.1

CytomX Therapeutics Announces Third Quarter 2016 Financial Results and Provides Pipeline Update

SOUTH SAN FRANCISCO, Calif., Nov. 03, 2016 (GLOBE NEWSWIRE) -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported third quarter 2016 financial results.

“This quarter was marked by a number of significant milestones in our Probody pipeline, most notably the filing of our Investigational New Drug (IND) application for CX-072, our PD-L1-targeting Probody therapeutic for the treatment of cancer patients,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “We have also made strong technical progress in our alliance with Bristol Myers Squibb on anti-CTLA-4 Probody therapeutics and look forward to presentations of preclinical proof-of-concept data at the European Society for Medical Oncology Symposium on Immuno-Oncology and the Society for Immunotherapy in Cancer 31st Annual Meeting & Associated Programs.”

As of September 30, 2016, CytomX had cash and cash equivalents and investments of $180.5 million. The Company continues to expect full year net cash utilization of $20.0 to $25.0 million in 2016. Based upon its current operating plan, the Company expects its existing capital resources will be sufficient to fund operations through 2018.

Business Highlights and Recent Developments

PROCLAIM-072 (PD-L1 Probody) Program

•	IND application filed with the U.S. FDA for PROCLAIM-072 clinical study of CX-072, a PD-L1-targeting Probody therapeutic for the treatment of cancer patients.
•	Pending ongoing discussions with the FDA regarding clinical protocol finalization, initial clinical sites are expected to be open by year end to support first patient enrollment.
•	Clinical data is expected to begin to emerge in the second half of 2017, and throughout 2018.

CX-2009 (CD166 Probody Drug Conjugate) Program

•	The IND for CX-2009, a first-in-class Probody drug conjugate targeting the highly expressed tumor antigen CD166, remains on track to be filed during the first half of 2017.
•	Clinical data is expected to begin to emerge in the second half of 2017, and throughout 2018.

Other Pipeline Updates

•

Pursuant to CytomX’s partnership with AbbVie, AbbVie exercised a licensing option with Seattle Genetics for the clinically and commercially validated payload, MMAE, for conjugation to the CD71 Probody Drug Conjugate that is being advanced in preclinical studies.

Upcoming Presentations

CytomX and partner Bristol-Myers Squibb will present updates on their respective Probody programs at the upcoming European Society for Medical Oncology (ESMO) Symposium on Immuno-Oncology, held November 4-5, 2016, in Lausanne, Switzerland, and the Society for Immunotherapy in Cancer (SITC) 31st Annual Meeting & Associated Programs, held November 9-13, 2016, in National Harbor, MD.

ESMO

1.	Title: Next Generation Anti-CTLA-4 Antibodies

Presenter: Alan J. Korman, Ph.D., vice president, immuno-oncology,
Bristol-Myers Squibb Company
Date: Saturday, November 5, 2016
Time: 8:00-8:20 a.m. CET
Session: Beyond PD-1/PD-L1 Axis Blockade: Combinations or New Molecules

SITC

1.

Title: CD3-EGFR Probody T Cell-Engaging Bispecific Induces Tumor Regressions and Substantially Increases Safety Window in Preclinical Studies
Presenter: Bryan A. Irving, Ph.D., vice president, immunology,
CytomX Therapeutics
Date: Wednesday, November 9, 2016
Time: 11:45-11:50 a.m. EST
Sub-Session II: Pre-Clinical New Agents in Development

2.	Title: Probody Therapeutic Targeting PD-1 Provides Preclinical Anti-tumor Efficacy While Minimizing Induction of Autoimmunity as a Single Agent and in Combination with CTLA-4 Blockade

Presenter: Kimberly A. Tipton, senior scientist, CytomX Therapeutics

Date: Friday, November 11, 2016

Time: 12:15-1:30 p.m. and 6:15-7:30 p.m. EST

Session: Poster

3.	Title: Next Generation Anti-CTLA-4 Antibodies

Presenter: Alan J. Korman, Ph.D., vice president, immuno-oncology,
Bristol-Myers Squibb Company
Date: Saturday, November 12, 2016
Time: 9:10-9:35 a.m. EST
Session: Beyond Single-Agents: The Future of Combination Immunotherapy

Third Quarter Financial Results

Cash, cash equivalents and investments totaled $180.5 million as of September 30, 2016, compared to $186.7 million as of December 31, 2015. The decrease reflects cash used in operations, partially offset by a $30.0 million upfront payment received from AbbVie in connection with the collaboration agreements entered in April 2016, and a $10.0 million milestone payment received from Bristol-Myers Squibb in connection with its third target selection in January 2016.

Research and development expenses were $13.3 million for the third quarter of 2016, compared to $9.2 million for the third quarter of 2015. The increase was primarily attributable to $1.7 million in manufacturing costs for the CX-072 and CX-2009 programs, $1.2 million to advance CX-072 into Phase 1 clinical development,  $0.9 million in personnel-related expenses due to an increase in headcount and $0.7 million in non-cash stock-based compensation due to higher stock valuation.

General and administrative expenses were $5.0 million for the third quarter of 2016, compared to $4.1 million for the third quarter of 2015. The increase was predominantly due to $0.6 million in non-cash stock based compensation due to higher stock valuation, $0.2 million in personnel-related expenses due to an increase in headcount and $0.2 million in additional consulting and professional service expenses associated with operating as a public company.

About PROCLAIM

CytomX is launching the PROCLAIM (Probody Clinical Assessment In Man), a first-of its-kind clinical trial program that enables clinical study sites and physicians to access CytomX’s wholly-owned Probody therapeutics under one international umbrella. The first module within the PROCLAIM program is an open-label, dose-finding Phase 1/2 study evaluating CX-072 as monotherapy and in combination with Yervoy® (ipilimumab) or Zelboraf® (vemurafenib) in anti-PD-(L)1 inhibitor naïve patients with certain cancers. CX-072 is a PD-L1-targeting Probody therapeutic for the treatment of cancer patients. CytomX aims to achieve three goals as part of the PROCLAIM-072 clinical trial:

•	Safety: Demonstrate that CX-072 is well tolerated in patients, and potentially improves safety, particularly in the combination setting.
•	Anti-cancer activity: Demonstrate initial evidence of CX-072’s anti-cancer activity as monotherapy and in combination.
•	Translational program and Probody platform proof-of-concept: Explore mechanistic aspects of Probody activity in patients as observed in preclinical studies.

Clinical data is expected to begin to emerge in the second half of 2017, and throughout 2018. The IND application for CX-072 is currently under review with FDA.

About CytomX Therapeutics

CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The Company uses the platform to create proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues.  The Company’s investigational Probody therapeutics address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which the clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues. In addition to its proprietary programs, CytomX is collaborating with strategic partners including AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to the development and advancement of the Company’s product candidates into, and the successful completion of, clinical trials, including with respect to the timing of a Phase 1 clinical trial for CX-072 and the timing of an IND submission and the Phase 1 clinical trial for CX-2009, the availability of data from such clinical trials, the timing and success of certain of the Company’s collaborations and the Company’s ability to identify potential collaborators. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond the Company’s control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. The Company’s Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development, the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials, the Company’s ability to demonstrate evidence of efficacy and safety of its product candidates during clinical trials, the unpredictability of the regulatory process, regulatory developments in the United States and foreign countries, the Company’s existing and potential future collaborations and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to the Company and speak only as of the date on which they are made. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Communications Contact:

Canale Communications

Ian Stone

ian@canalecomm.com

619-849-5388

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$2,829	$1,471	$7,151	$4,422
Revenues from related parties	625	468	1,620	1,302
Total revenues	3,454	1,939	8,771	5,724
Operating expenses:
Research and development	13,337	9,157	39,407	18,854
General and administrative	5,033	4,051	14,720	8,549
Total operating expenses	18,370	13,208	54,127	27,403
Loss from operations	(14,916)	(11,269)	(45,356)	(21,679)
Interest income	692	407	1,842	874
Interest expense	(482)	(718)	(1,300)	(1,356)
Other income (expense), net	45	(287)	(46)	(1,718)
Loss before provision for income taxes	(14,661)	(11,867)	(44,860)	(23,879)
Provision for income taxes	1	3	7	8
Net loss	(14,662)	(11,870)	(44,867)	(23,887)
Accretion to redemption value and cumulative dividends on preferred stock	—	(2,958)	—	(6,147)
Net loss attributable to common stockholders	$(14,662)	$(14,828)	$(44,867)	$(30,034)
Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(14.26)	$(1.24)	$(29.66)
Shares used to compute net loss per share attributable to common stockholders, basic and diluted	36,324,805	1,039,567	36,168,026	1,012,534

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$59,758	$59,822
Short-term investments	118,707	126,889
Accounts receivable	240	372
Related party accounts receivable	207	372
Prepaid expenses and other current assets	4,401	2,299
Total current assets	183,313	189,754
Long-term investments	2,025	—
Property and equipment, net	3,701	3,481
Intangible assets	1,750	1,750
Goodwill	949	949
Restricted cash	917	917
Other assets	226	364
Total assets	$192,881	$197,215
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$517	$4,697
Accrued liabilities	9,041	4,912
Deferred revenues, current portion	14,124	6,130
Total current liabilities	23,682	15,739
Deferred revenue, net of current portion	79,110	54,703
Deferred tax liability	513	507
Other long-term liabilities	154	198
Total liabilities	103,459	71,147
Commitments and contingencies
Preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2016 and December 31, 2015.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 36,392,821 and 36,033,209 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1	1
Stockholders notes receivable	—	(78)
Additional paid-in capital	251,748	243,687
Accumulated other comprehensive income / (loss)	6	(76)
Accumulated deficit	(162,333)	(117,466)
Total stockholders' equity	89,422	126,068
Total liabilities and stockholders' equity	$192,881	$197,215